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                                 AMENDMENT NO. 1

                                       TO

                                     BY-LAWS

                                       OF

                           ALLTRISTA NEWCO CORPORATION


1. The By-laws (the "By-laws") of Alltrista Newco Corporation, an Indiana Corporation, are hereby amended as follows:

         Article V, Sections 1, 3 and 9 of the By-laws are hereby by amended by deleting such sections in their entirety and inserting the following new Sections 1, 3 and 9, respectively, in lieu thereof:

                  "Section 1. Officers. The officers of the Corporation shall consist of a Chief Executive Officer, President and Secretary, and may also consist of a Vice President, Treasurer and Controller and any other offices that may be created by the Board. Any two or more offices may be held by the same person. The Board of Directors by resolution may create and define the duties of other offices in the Corporation and shall elect or appoint persons to fill all such offices. Election or appointment of an officer shall not of itself create contract rights.

                  Section 3. President. The President shall preside at all
              meetings of shareholders. The President shall discharge all the duties which devolve upon a presiding officer, and perform such other duties as this code of By-laws provides, or the Board of Directors and Chief Executive Officer may prescribe. The President shall preside at all meetings of the Directors.

                  The President, or in his absence, the Vice-President, shall have full authority to execute proxies on behalf of the Corporation, to vote shares owned by it in any other corporation, and to execute, with the Secretary, powers of attorney appointing other corporations, partnerships, or individuals the agent of the Corporation, all subject to the provisions of the Indiana Business Corporation Law, as from time to time amended, the Articles of Incorporation and this code of By-laws.

                  Section 9. Execution of Documents. Unless otherwise provided by the Board of Directors, all contracts, leases, commercial papers, bonds, deeds, mortgages, certificates of shares, and other instruments in writing and legal documents shall be signed by the Chief Executive Officer, President, Vice


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              President, Secretary or those other officers of the Corporation as the Directors may, from time to time, designate. All checks, drafts, notes and orders for the payment of money shall be signed by the Chief Executive Officer, President, Vice President, Secretary or those other officers or employees of the Corporation as the Directors may, from time to time, designate."

         Article V of the By-laws is hereby amended by adding the following new Sections 10 and 11 at the end thereof:


                  "Section 10. Chief Executive Officer. The Chief Executive
              Officer shall have general direction of the affairs of the Corporation and general supervision over its several officers, subject, however, to the control of the Board of Directors and the Chairman of the Board, and in general shall perform such duties and, subject to the other provisions of these By-laws, have such powers incident to the office of Chief Executive Officer and perform such other duties and have such other powers as from time to time may be assigned to him by the Board of Directors or the Chairman of the Board.

                  Section 11. Controller. The Controller is responsible for
              preparing correct and complete books of account which show accurately at all times the financial condition of the Corporation, including, but not limited to the preparation of balance sheets, income statements, statements of cash flows and such other statements as may be required, as well as, budgets and forecasts. The Controller shall furnish to the other officers of the Company and to the board of directors, upon request, statements of the financial condition of the Corporation and such other financial information as requested. The Controller has such other duties as the Treasurer, other officers of the Corporation and the board of directors may from time to time prescribe."

2. Except as amended herein, the By-laws shall remain unmodified and in full force and effect.

                  The undersigned hereby certifies that the above and foregoing amendment was duly adopted by the unanimous written consent of the directors on June 25, 2002.

This 25th day of June, 2002




                                            By: /s/ Ian Ashken
                                            Title:  Secretary and Treasurer of
                                            Alltrista Newco Corporation